                                                                       EXHIBIT 4

                               [POLYPHASE FORM]

               STOCK OPTION AND RIGHT OF FIRST REFUSAL AGREEMENT
               -------------------------------------------------

     This Stock Option and Right of First Refusal Agreement is made and entered effective the 28th day of June, 1996, by and between Polyphase Corporation ("Grantor"), and Letronix Acquisition Corp. ("Grantee").

                                    RECITALS
                                    --------
     WHEREAS, Grantor is now the owner of 980,000 shares (the "Shares") of the common stock of PC Networx America, Inc., a Nevada corporation (the "Company" or "Corporation"); and

     WHEREAS, in connection with the public distribution in a registered "spin-off" of 30% of the outstanding shares of the common stock of the Company (the "Spin-off"), Grantor desires to grant an option to Grantee to purchase certain of the Shares, on and subject to the terms of this Agreement.

                                   AGREEMENT
                                   ---------
     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

     1.   Grant of Option.  Subject to the terms and conditions of this
          ---------------
Agreement, Grantor grants to Grantee the right (the "Option") to purchase up to 200,000 of the Shares held by Grantor (the "Optioned Shares"). The Optioned Shares hereunder are subject to adjustment in the manner provided in Paragraph 6 of this Agreement.

     2.   Term of Option.  Subject to earlier termination as otherwise provided
          --------------
herein, the Option shall be exercisable by Grantee at any time beginning on the date the registration statement relating to the Spin-off is first declared effective by the Securities and Exchange Commission (the "Effective Date") and ending on the close of business on the 545th day after the Effective Date (the "Termination Date").

     3.   Method of Exercising Option.  Subject to the terms and conditions of
          ---------------------------
this Agreement, the Option shall be exercised by giving written notice to the Grantor. Such notice shall state the number of shares being purchased and shall be signed by Grantee. At the time of exercise of the Option, payment of the purchase price must be made in cash, by certified check or by a wire transfer of funds. The certificate or certificates for the Optioned Shares as to which the Option shall have been so exercised shall be registered in the name of Grantee, upon payment in full of the Option Price (defined below) for each Optioned Share purchased and shall be delivered as provided above to or upon the written order of Grantee. All Optioned Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

     4.   Option Price.  The "Option Price" for the Optioned Shares shall be as
          ------------
set forth in Exhibit A.
             ---------

     5.   Transferability.  The Option and the Right of First Refusal specified
          ---------------
in Section 11 hereof may be transferred or assigned by Grantee.

     6.   Changes in Capital Structure.  In the event of any reorganization,
          ----------------------------
merger, acquisition, separation, recapitalization, split-up, combination or exchange of shares of the common voting stock of Corporation, or like adjustment, the percentage and number of Optioned Shares of stock and the class of shares of stock subject to the Option granted pursuant to this Agreement and, if necessary, the Option Price, shall be adjusted by appropriate changes in Option herein to reflect such changes.

     In the event of the complete liquidation or, dissolution of Corporation, other than as an incident to a merger, reorganization, or other adjustment referred to in the immediately preceding paragraph, any options granted pursuant to this Agreement and remaining unexercised shall be deemed canceled, notwithstanding anything to the contrary provided in this Agreement.

     7.   Warranties and Representations.
          ------------------------------

          a. Grantee expressly recognizes that the purchase of stock, if any, pursuant to this Stock Option Agreement shall be for investment purposes only. The shares purchased pursuant to the terms of this Agreement shall not be resold or otherwise distributed unless the stock subject to such sale, transfer, option, or distribution is registered under the Securities Act of 1933, as amended, or unless, in the opinion of counsel for the Corporation, registration is not required pursuant to said Act, is not required pursuant to the Private Placement exemption of said Act or, is not required pursuant to any other exemption in said Act, or pursuant to any other applicable law, regulation, or rule of any governmental agency, whether State or Federal.

          b. Grantee hereby acknowledges that he has examined the books and records of the Corporation and is satisfied as to the accurateness thereof. Grantee further represents that, based upon his examination of the Corporation's books and records and his knowledge of the industry in which the Corporation operates, the option price for the shares hereunder is fair.

     8.   Title to Shares.  The purchase and sale of shares pursuant to the
          ---------------
terms of this Agreement shall be complete only upon payment of the purchase price in the manner set forth above. Until payment of the purchase price, Grantee shall have no rights as a shareholder with respect to the Optioned Shares and title to the Optioned Shares shall remain in Grantor. Such shares shall be transferred to Grantee free and clear of all liens, claims and/or encumbrances, and shall not be subject to any proxies or other similar restrictions, except for applicable restrictions or limitations imposed by federal and state securities laws.

     9.   Covenants of Grantor.  Grantor covenants and agrees that, prior to the
          --------------------
Termination Date, it will not sell, assign, hypothecate or otherwise encumber the Optioned Shares.

     10.  Compliance with Law. If any provision of this Agreement becomes or is
          -------------------
found to be illegal, unenforceable, void, or voidable pursuant to applicable laws, regulations, or restrictions, or for any other reason, such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

     11.  Right of First Refusal.  In the event Grantor proposes, on or before
          ----------------------
June 28, 1999, to sell (i) on or prior to the Termination Date, any of the Shares other than the Optioned Shares and (ii) after the Termination Date, any of the Shares (the "ROFR Shares"), then the Grantor shall give the Grantee written notice of the name of the proposed transferee (if known), the price (as determined below), the other terms and the conditions of the proposed sale. The Grantee shall have 14 days from the date of receipt of such notice to agree to purchase all or any part of such ROFR Shares upon the terms and conditions specified in the notice, by delivering written notice to the Grantor stating his agreement to buy such ROFR Shares not later than 10 days following the date of such notice delivered to Grantor. Notwithstanding anything herein to the contrary, the purchase price per ROFR Share shall be (i) in the case of a bona fide offer from a third party, the price offered by such third party or (ii) in all other cases, the Market Price (as defined below). In the event that the Grantor does not agree to buy such ROFR Shares in accordance with the terms hereof, Grantor shall have 90 days following expiration of the 14-day period above to sell such ROFR Shares to the proposed transferee stated in the notice without renewed compliance with this Section 11. As used herein, the term "Market Value" shall mean:

          (i) If traded on a national securities exchange or the NASDAQ National Market ("NNM"), the value shall be deemed to be the average of the
              ---
     security's closing prices on such exchange or NNM over the ten (10) day period ending two (2) days prior to the date of the notice sent by Grantor to Grantee hereunder;

          (ii) If actively traded over-the-counter (other than NNM), the value shall be deemed to be the average of the closing bid prices over the ten
     (10) day period ending two (2) days prior to the date of the notice sent by Grantor to Grantee hereunder.

     12.  Miscellaneous.
          -------------

          a.  Survival of Representations.  All representations and warranties
              ---------------------------
made hereunder shall survive execution of this Agreement.

          b.  Notices.  Any notices required or permitted to be given hereunder
              -------
shall be sufficient if in writing and if sent by registered mail to the last known address of party to receive such notice.

          c.  Waiver of Breach.  The waiver by any party of a breach of any
              ----------------
provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

          d.  Severability.  If any provision of this Agreement becomes or is
              ------------
found to be illegal, unenforceable or void, then such clause or provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then, if necessary, second, severed from the remainder of this Agreement to allow the remainder of this Agreement to remain in full force and effect.

          e.  Entire Agreement.  This instrument contains the entire Agreement
              ----------------
of the parties with respect to the subject matter hereof. All negotiations relative to the matters contemplated by this Agreement are merged herein and there are no other understandings or agreements relating to the matters and things herein set forth other than those incorporated in this Agreement. No provision of this Agreement shall be altered, amended, revoked or waived, except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

          f.  Jurisdiction and Venue.  The parties agree that the District
              ----------------------
Court of the City and County of Dallas, Texas, shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive
                        -- --------
venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise unanimously agreed by the parties.

          g.  Interpretation.  This Agreement shall be interpreted and construed
              --------------
in accordance with the laws of the State of Texas, without regard to the choice of law principles thereof.

          h.  Counterparts.  This Agreement may be executed in one or more
              ------------
counterparts, all of which taken together shall constitute one instrument.

          i.  Construction of Agreement.  This Agreement is the product of the
              -------------------------
negotiation of the parties hereto. For convenience it has been drafted by one of the parties hereto. This Agreement shall not be construed in favor of, or against, any party hereto.

          j.  Attorneys' Fees.  Should any party hereto retain counsel for the
              ---------------
purpose of enforcing or preventing breach of any provision hereof, then the prevailing party shall be entitled to be, reimbursed by the losing party for all costs and expenses incurred thereby including, but not limited to, reasonable attorneys' fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 15th day of July, 1996.

Grantor:                                   Grantee:


Polyphase Corporation                      Letronix Acquisition Corp.
- ------------------------------             -------------------------------------
[Print Name]                               [Print Name]


By: /s/ PAUL A. TANNER                By:  /s/ ALBERT B. GRECO, JR.
   ---------------------------             -------------------------------------
     Title: President                             Title: President
           -------------------                          ------------------------

                                   EXHIBIT A

Option Price:
- -------------

     1. if the date of exercise with respect to the Optioned Shares to be acquired is 180 days or less after the Effective Date, then the Option Price per share shall be 1.25 times the book value of the Company's common stock as of June 30, 1996, as such book value is specified in Section 1.5 of that certain Stock Purchase Agreement, dated as of even date herewith, by and between Letronix Acquisition Corp. and Polyphase Corporation (the "Book Value").

     2. if the date of exercise with respect to the Optioned Shares to be acquired is more than 180 days but less than 365 days after the Effective Date, then the Option Price per share shall be 1.5 times the Book Value.

     3. if the date of exercise with respect to the Optioned Shares to be acquired is 365 days or more after the Effective Date, then the Option Price per share shall be 1.75 times the Book Value.